EXHIBIT 99.14

News Release

FOR IMMEDIATE RELEASE

Contacts:	Valerie Haertel (Investor Relations)	John Meyers (Media)
	(212) 969-6414	(212) 969-2301
	investor_relations@acml.com	john_meyers@acml.com

ALLIANCE CAPITAL ANNOUNCES MONTH-END ASSETS UNDER MANAGEMENT

New York, NY, December 14, 2001 – Alliance Capital Management Holding L.P. (“Alliance Holding”) (NYSE: AC) and Alliance Capital Management L.P. (“Alliance Capital”) today reported preliminary assets under management of approximately $458 billion at November 30, 2001, compared to $437 billion at October 31, 2001 and $443 billion at November 30, 2000.

Total assets under management (AUM) increased 4.8% from October 2001 to November 2001, and 3.4% for the twelve-month period ended November 30, 2001. The increase in AUM from the prior month was primarily due to the strength in the overall markets.  During the twelve months ended November 30, 2001, there was a shift from equities to fixed income and cash management products.  Year-over-year, growth equities declined 8.2%, value equities rose 15.3% and fixed income assets increased 18.9% in the same period.

ALLIANCE CAPITAL MANAGEMENT L.P. (THE OPERATING PARTNERSHIP) ASSETS UNDER MANAGEMENT ($ billions)

	At November 30, 2001 (preliminary)				At Oct 31, 2001	At Nov 30, 2000
	Retail	Institutional Investment Management	Private Client	Total	Total	Total
Equity
Growth	$71	$102	$5	$178	$164	$194
Value	19	54	25	98	92	85
Total Equity	90	156	30	276	256	279

Fixed Income	62	79	10	151	152	127

Passive	4	27	0	31	29	37

Total	$156	$262	$40	$458	$437	$443

ABOUT ALLIANCE CAPITAL

Alliance Capital is a leading global investment management firm providing investment management services for many of the largest U.S. public and private employee benefit plans, foundations, public employee retirement funds, pension funds, endowments, banks, insurance companies and high-net-worth individuals worldwide. Alliance Capital is also one of the largest mutual fund sponsors, with a diverse family of globally distributed mutual fund portfolios. As one of the world’s leading global investment management organizations, Alliance Capital is able to compete for virtually any portfolio assignment in any developed capital market in the world.

Alliance Holding owns approximately 30% of the units of limited partnership interest in Alliance Capital. AXA Financial, Inc. owns approximately 2% of the outstanding Alliance Holding Units and approximately 52% of the outstanding Alliance Capital Units, representing an approximate 53% economic interest in Alliance Capital. AXA Financial, Inc. is a wholly owned subsidiary of AXA, one of the largest global financial services organizations.

Forward-Looking Statements

Certain statements provided by Alliance Capital and Alliance Holding in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of such factors include, but are not limited to, the following: the performance of financial markets, the investment performance of Alliance Capital’s sponsored investment products and separately managed accounts, general economic conditions, future acquisitions, competitive conditions, and government regulations, including changes in tax rates.  Alliance Capital and Alliance Holding caution readers to carefully consider such factors.  Further, such forward-looking statements speak only as of the date on which such statements are made; Alliance Capital and Alliance Holding undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.